FOR IMMEDIATE RELEASE

MacKenzie Realty Capital, Inc. announces a tender offer for Class B Shares of Bluerock Residential Growth REIT, Inc. (NYSE MKT:BRG)

Moraga, Calif. (Market Wire)—July 25, 2014—MacKenzie Realty Capital, Inc. announced a tender offer for Class B Shares of Bluerock Residential Growth REIT, Inc. (NYSE MKT:BRG).  MacKenzie Realty Capital, Inc. is offering to purchase up to 30,000 Class B-1, 30,000 Class B-2, and 30,000 Class B-3 Shares for $11.00, $10.00, and $9.00 per Share, respectively.  The Class B Shares will convert to Class A Shares of Bluerock Residential Growth REIT, Inc. (NYSE MKT:BRG) 360, 540, and 720 days following Bluerock Residential Growth REIT, Inc.’s initial public offering of Class A Shares on April 2, 2014.

Shareholders should read the Offers to Purchase and the related materials carefully because they contain important information. Shareholders may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Letter to Shareholders, the Assignment Form, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov.  Unitholders also may obtain a copy of these documents, without charge, from our website at http://www.mackenziecapital.com/tenders/bluerock.pdf, or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x. 1024
MacKenzie Capital Management, LP
1640 School Street, Suite 100
Moraga, California 94556